Exhibit 99.1

Guilford Pharmaceuticals Receives European Marketing Authorization for Expanded Use of GLIADEL® Wafer

GLIADEL® Approved to Treat Newly-Diagnosed Patients with Malignant Glioma

     BALTIMORE, Sept. 14 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that its proprietary treatment for brain cancer, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), has been granted extended marketing authorization in Europe to include use in newly- diagnosed patients with high-grade malignant glioma as an adjunct to surgery and radiation. Under the mutual recognition procedure, GLIADEL® has been approved for use in the following countries: France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain and the United Kingdom. GLIADEL® was previously authorized for use only in recurrent surgery for glioblastoma multiforme.

     GLIADEL® is a biodegradable wafer, implanted at the time of surgery, that delivers chemotherapy directly to the tumor site, minimizing drug exposure to other areas of the body. GLIADEL® complements other standard therapies for brain cancer, such as surgery, radiation and intravenous chemotherapy.

     The European approval was based on favorable data from a randomized, double-blind, placebo-controlled Phase III clinical trial that enrolled 240 adult men and women undergoing initial surgical resection of a high-grade malignant glioma in 38 centers in 14 countries. Complete follow-up for as long as 48 months was obtained for 239 of the 240 patients. Of the 11 patients known to be alive on the date of last follow up, 9 received GLIADEL® and 2 received placebo. Survival was prolonged in the GLIADEL® treatment group (median survival increased to 13.9 months from 11.6 months, p<0.05). The overall risk of dying during 3-4 years after treatment was reduced in the GLIADEL® treatment group, as reflected by a hazard ratio of 0.73 (95% CI: 0.56-0.95; p<0.05).

     “With this approval, GLIADEL® becomes the first localized chemotherapy to be approved in Europe for use during initial surgery for primary malignant brain cancer,” commented Craig R. Smith, M.D., Chairman, President and Chief Executive Officer of Guilford. “We are pleased that our European distribution partners will now be able to bring the same benefits to patients in Europe as have been available in the United States since early last year.” GLIADEL® received approval from the United States Food and Drug Administration (FDA) in February 2003 for use in newly diagnosed patients with high-grade malignant glioma as an adjunct to surgery and radiation. Guilford has entered into distribution agreements with the following European pharmaceutical companies to market and sell GLIADEL® in Europe: Link Pharmaceuticals Limited, Laboratorios del Dr. Esteve S.A., Orion Farmos, Dompe Farmaceutici s.p.a., and Genesis Pharma S.A.

     In May 2004, Guilford granted Link exclusive rights to market, sell and distribute GLIADEL® in Germany, France, Benelux, Austria and Switzerland. This is in addition to Link’s exclusive rights in the United Kingdom, granted in June 2002. Under its agreement with Link, Guilford will receive a $750,000 milestone payment from Link based on approval for initial surgery in France and Germany.

     “GLIADEL® is a strategic product in our portfolio of oncology and palliative therapies,” commented Steven Mountain, Managing Director of Link Pharmaceuticals. “In Europe, the majority of surgical treatments for malignant glioma are in newly-diagnosed patients with recurrent surgeries occurring much less frequently. Obtaining expanded marketing authorization for GLIADEL® for use during initial surgery in Europe creates a much broader market opportunity for the product than presently exists, and provides improved treatment options for patients with this devastating disease. We are looking forward to launching GLIADEL® shortly and achieving outstanding success in these countries.”

About GLIADEL® Wafer

     GLIADEL® Wafer is the only marketed cancer treatment capable of delivering chemotherapy directly to the site of a brain tumor, bypassing the blood-brain barrier and minimizing drug exposure to other areas of the body. GLIADEL® Wafer is a small, white to off-white dime-sized wafer comprised of a biodegradable polymer (polifeprosan 20) incorporating 7.7 mg. of carmustine (BCNU), a chemotherapeutic agent usually administered intravenously to treat a malignant glioma. Up to eight GLIADEL® Wafers can be implanted in the cavity created when a surgeon removes a brain tumor. There, they slowly dissolve, releasing BCNU directly to the tumor site in high concentrations, while minimizing drug exposure to other areas of the body. For full prescribing information, please see http://www.guilfordpharm.com, under Products / Marketed Products / GLIADEL® Wafer.

Important Information About GLIADEL® Wafer

     GLIADEL® Wafer is indicated in newly diagnosed patients with high-grade malignant glioma as an adjunct to surgery and radiation. GLIADEL® Wafer is also indicated in recurrent glioblastoma multiforme patients as an adjunct to surgery.

     The following four categories of adverse events are possibly related to treatment with GLIADEL® Wafer during initial resection. Frequencies are listed of events that occurred in a randomized trial of GLIADEL® Wafer and placebo, respectively: seizure (33.3% vs. 37.5%); brain edema (22.5% vs. 19.2%); healing abnormalities (15.8% vs. 11.7%); and intracranial infection (5.0% vs. 6.0%). The following three categories of adverse events are possibly related to treatment with GLIADEL® Wafer for recurrent disease. Frequencies are listed of events that occurred in a randomized trial of GLIADEL® Wafer and placebo, respectively: post-operative seizure (19% vs. 19%); healing abnormalities (14% vs. 5%); intracranial hypertension (4% vs. 6%) and intracranial infection (4% vs. 1%).

     Patients undergoing craniotomy for malignant glioma and implantation of GLIADEL® Wafer should be monitored closely for known complications of craniotomy, including seizures, intracranial infections, abnormal wound healing, and brain edema. Cases of intracerebral mass effect unresponsive to corticosteroids have been described in patients treated with GLIADEL® Wafer, including one case leading to brain herniation. GLIADEL® Wafer contains carmustine and should not be given to patients who are allergic to carmustine. Carmustine can also cause fetal harm when administered to a pregnant woman. The short and long-term toxicity profiles of GLIADEL® Wafer when given in conjunction with radiation or chemotherapy have not been fully explored.

About Guilford

     Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and peripheral nerve injury. For additional prescribing information about GLIADEL® and AGGRASTAT® please see http://www.guilfordpharm.com, under Products / Marketed Products.

     This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that sales of GLIADEL® in Europe will increase as a result of the expanded approval.

Contact:	Stacey Jurchison Director, Corporate Communications (410) 631-5022